Exhibit 10.1

Set forth below is a summary of the material terms of the proposed compensation arrangement for James E. Adams:

Base Salary:	$175,000

Bonus Opportunity:	Mr. Adams will be eligible for a bonus of up to 40% of his base salary payable in January of each year beginning in January 2007.

Sign on Bonus:	Mr. Adams will receive a $35,000 sign on bonus.

Stock Options:

Mr. Adams will be granted a stock option annually to purchase not less than 3,000 shares of Company common stock at the then fair market value on the date of grant, which options are expected to vest 20% per year and are expected to accelerate fully upon a change in control.

Change in Control Agreement:

It is anticipated that Mr. Adams will enter into a Change in Control Agreement pursuant to which he would be entitled to receive a payment equal to two years of his total compensation upon a change in control and subsequent termination or reduction in responsibility.

Relocation Expenses:	Mr. Adams’ relocation expenses will be paid and the Company will purchase Mr. Adams’ current home for 94% of the average of three certified appraisals

Perquisites:	Mr. Adams will receive perquisites, including a car allowance and country club dues, similar to those of other members of the Company’s senior management.